Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 12, 2016

among

MENTOR GRAPHICS CORPORATION,

SIEMENS INDUSTRY, INC.

and

MEADOWLARK SUBSIDIARY CORPORATION

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Annex I	Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 12, 2016 among Mentor Graphics Corporation, an Oregon corporation (the “Company”), Siemens Industry, Inc., a Delaware corporation (“Parent”), and Meadowlark Subsidiary Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve this Agreement pursuant to which, among other things, Parent would acquire the Company;

WHEREAS, the parties acknowledge and agree that Merger Subsidiary will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of Parent and the Company to enter into this Agreement, Parent and the Company have entered into a support agreement, dated as of the date hereof, with certain of the Company’s shareholders in substantially the form attached hereto as Annex I.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets (including Company Subsidiary Securities) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable (any such assets, a “Company Material Segment”) or 20% or more of any class of equity or voting securities of the Company, or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute a Company Material Segment, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute a Company Material Segment.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any federal, state or local statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“ARD” means council directive 2001/23/EC of March 12, 2001.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Portland, Oregon, Munich, Germany or New York, New York, are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2016 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended January 31, 2016.

“Company Balance Sheet Date” means January 31, 2016.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned IP” means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Products” means Software, hardware and services licensed, leased, sold or otherwise made available by the Company or any of its Subsidiaries to third parties.

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries.

“Company Stock” means shares of common stock, without par value, of the Company.

“Company Stock Plans” means each of the Company’s 2010 Omnibus Incentive Plan, the Company’s 1986 Stock Plan, the Company’s 1982 Stock Option Plan, the Company’s 1987 Non-Employee Directors’ Stock Plan, the LogicVision, Inc. 1994 Flexible Stock Incentive Plan, as Amended, the LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan, the Valor Computerized Systems Ltd. 2006 Stock Option Plan, the Valor Computerized Systems Ltd. 2007 Stock Option Plan, and the Valor Computerized Systems Ltd. 2008 Stock Option Plan (and each non-plan award agreement under which Company Equity Awards disclosed pursuant to Section 4.05(c) are outstanding) pursuant to which stock options or other equity awards have been granted to employees or other service providers of the Company, but not including the ESPP.

“Confidentiality Agreement” means the confidentiality agreement between Siemens Aktiengesellschaft and the Company dated August 1, 2016.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written agreement that is in force and effect.

“Environmental Laws” means any Applicable Laws relating to protection of the environment or, solely as it relates to exposure to hazardous or toxic substances, human health.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, is or at the relevant time was treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s 1989 Employee Stock Purchase Plan and the Company’s Foreign Subsidiary Employee Stock Purchase Plan, collectively.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, including the Committee on Foreign Investment in the United States (“CFIUS”), the United States Department of Energy, the United States Department of Justice and the United States Department of Defense.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement, non-disclosure agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, task order, delivery order or other similar written arrangement of any kind (including any bid, offer, or proposal issued by the Company or a Subsidiary that if accepted would result in any of the foregoing), as modified by binding modifications, amendments, or change orders, between the Company, on one hand, and, on the other hand, either (i) a Governmental Authority, (ii) a prime contractor of any Governmental Authority, or (iii) a subcontractor at any tier with respect to any contract of a type described in (i) or (ii) above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists and other proprietary information; (iii) works of authorship, copyrights and copyright registrations in all works of authorship, including in Software, throughout the world, mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor throughout the world; and (v) all trade names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark registrations and applications therefor throughout the world.

“International Plan” means any Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries who reside outside of the United States.

“International Trade Laws and Regulations” means all Applicable Laws concerning the importation of merchandise, the export or re-export of products, services, technology, customs, trade and economic sanctions, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other Laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the ITAR, any other export controls administered by an agency of the United States Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty Laws and regulations, restrictions by other countries on holding foreign currency and repatriating funds and other Laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate or to the industries to which such Person and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or material worsening of any such conditions), or other occurrences of instability in high risk locations (including in Egypt, Russia, India, Israel and Pakistan), (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes or prospective changes in Applicable Law, Tax (including any tax rulings in any jurisdictions) or GAAP (including as to rateable revenue recognition) or authoritative interpretation or enforcement thereof, (F) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of such Person or the credit rating of such Person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the identity of Parent, Merger Subsidiary or their respective Affiliates as the acquirer of the Company, (H) other than with respect to Section 4.04, the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including, to the extent the result thereof, (x) any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner or other business partner of such Person or (y) any other disruption to the business of such Person (including any disruptions or terminations of products or services by a supplier, vendor, supply chain, partner or distributor, or the failure to obtain customer orders or design wins), (I) any litigation, suit, action or proceeding commenced after the date hereof in respect of this Agreement, the other Transaction Documents (or the transactions contemplated hereby or thereby) or the Proxy Statement (including breach of fiduciary duty and disclosure claims), (J) any matter disclosed in the Company Disclosure Letter as such matter exists on the date hereof and (K) if such Person is the Company, other than with respect to Section 4.04, (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary or (2) compliance by the Company with the terms of, or the taking by the Company of any action required by, this Agreement, or the failure by the Company to take any action prohibited by this Agreement; except, in the case of clauses (A) through (E), to the extent having a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“NASDAQ” means The NASDAQ Global Select Market.

“Open Source Materials” means any Software that is distributed as “free software”, “open source software” (e.g. Linux) or similar licensing or distribution models, or that requires that the Software covered by the license or any Software incorporated into, based on, derived from or distributed with such Software: (i) be disclosed, distributed or made available in source code form; or (ii) be licensed under the terms of any open source Software license, including Software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL), GNU’s Lesser/Library General Public License (LGPL) or Affero GPL (AGPL), Mozilla Public License (MPL), the BSD licenses, the Artistic License (e.g. PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Apache License, and any other license or distribution model listed by the Open Source Initiative at www.opensource.org/licenses/alphabetical.

“Orders” means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

“Oregon Law” means the Oregon Business Corporation Act, as amended.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, materially interferes with, materially hinders or materially delays or would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay (i) the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement or (ii) the material compliance by Parent or Merger Subsidiary with its obligations under this Agreement.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (vi) with respect to real property, Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, that do not in any case materially impair business operations as presently conducted, (vii) non-exclusive licenses granted under Company

Owned IP (and for the purposes of Section 6.01(g), which are granted in the ordinary course of business) and (viii) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Official” means: (i) any Representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any Representative of any commercial enterprise that is owned or controlled by a government; (iii) any Representative of any public international organization; (iv) any Person acting in an official capacity for any government or government entity, enterprise, or organization identified above; or (v) any political party, party official or candidate for political office.

“Registered IP” means all registered Intellectual Property and applications therefor.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal or discharge into or through the environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, consultants, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any collections of data, whether machine readable or otherwise.

“Source Code Licensed Products” means those items identified in subsections (B) and (C) of Section 4.15(g) of the Disclosure Letter Schedule.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person, social security and employee’s and employer’s UK national insurance contributions), together with any interest, penalty, or addition to tax.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report, and any attachment thereto) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement and any other agreement executed and delivered in connection with this Agreement.

“US Plan” means any Employee Plan that is not an International Plan.

“Virus” means any computer code or programming instruction designed to disrupt, disable, harm, extract information from or otherwise impede or enable the extraction of data from any software, hardware or system.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03(h)
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Anti-corruption Laws	4.23(a)
Antitrust Authority	8.01(c)
Antitrust Laws	8.01(b)
Certificates	2.03(a)
CFIUS	1.01(a)
CFIUS Clearance	9.01(d)
Claim	7.02(b)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Acquisition Agreement	6.03(f)
Company Board Recommendation	4.02(b)
Company Debentures	4.05(a)
Company Equity Awards	4.05(c)
Company Incentive Stock	4.05(a)
Company PSU	2.05(b)
Company Representatives	6.03(a)
Company RSU	2.05(b)
Company RSU Merger Consideration	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Series B Incentive Stock	4.05(a)

Term	Section
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.02
Company Stock Option	2.05(a)
Company Subsidiary Securities	4.06(c)
D&O Insurance	7.02(c)
Divestiture Action	8.01(c)
Effective Time	2.01(c)
Employee Plan	4.17(a)
End Date	10.01(b)
Foreign Antitrust Laws	4.03
Indemnified Person	7.02(a)
Indenture	8.08(a)
Internal Controls	4.07(e)
In-the-Money Company Stock Option	2.05(a)
In-the-Money Company Stock Option Merger Consideration	2.05(a)
ITAR	8.01(d)
Joint Defense Agreement	11.11
Lease	4.14(b)
Major Customer	4.22
Major Supplier	4.22
Material Contract	4.21(b)
Maximum Tail Premium	7.02(c)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
National Security Authorities	8.01(c)
Offering Period	2.05(d)
Option Exercise Price	2.05(a)
Parent	Preamble
Paying Agent	2.03(a)
Payment Fund	2.03(a)
Proxy Statement Reference Time	4.09 4.05(a)
Regulatory Authorities	8.01(c)
Regulatory Law	8.01(d)
Regulatory Prohibition	8.01(c)
Restraints	9.01(b)
Superior Proposal	6.03(h)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)
Uncertificated Shares	2.03(a)
U.S. Company Employees	7.03(a)
WARN Act	4.18(c)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which Portland, Oregon is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

ARTICLE 2

The Merger

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Oregon Law, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Oregon as a wholly owned Subsidiary of Parent.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California 94111 at 7:00 a.m. San Francisco, California time, as soon as possible, but in any event no later than the second (2nd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall execute, and the Company shall cause to be filed, articles of merger with the Secretary of State of the State of Oregon and make all other filings or recordings required by Oregon Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Secretary of State of the State of Oregon (or at such later time as may be agreed upon by Parent and the Company and specified in the articles of merger).

(d) The Merger shall have the effects set forth in the applicable provisions of Oregon Law. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Oregon Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.02(b) or Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $37.25 (the “Merger Consideration”), payable in accordance with Section 2.03;

(b) each share of Company Stock held by the Company or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto;

(c) each share of Company Stock held by any wholly-owned Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, without par value, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying for the Merger Consideration in respect of (A) certificates representing shares of Company Stock (the “Certificates”) or (B) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. The Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock two years after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04. No Dissenters’ Rights. In accordance with Section 60.554(3) of Oregon Law, no dissenters’ rights shall be available to the holders of Company Stock in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.05. Company Equity Awards. (a) As of the Effective Time, each then outstanding option to purchase shares of Company Stock under any Company Stock Plan (each, a “Company Stock Option”) that has an exercise price per share of Company Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall become fully vested and shall be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (B) the number of shares of Company Stock subject to such In-the-Money Company Stock Option as of the Effective Time, subject to Section 2.06 (such amount, the “In-the-Money Company Stock Option Merger Consideration”). Parent shall cause the Surviving Corporation to pay the In-the-Money Company Stock Option Merger Consideration to the holder of the applicable In-the-Money Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than the second regular payroll date of the Surviving Corporation to occur after the Effective Time). As of the Effective Time, each then outstanding Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without payment.

(b) As of the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding as of the Effective Time, whether or not vested, shall be canceled and converted into the right to receive an amount in cash equal to (A) the number of shares of Company Stock subject to such Company RSU as of the Effective Time multiplied by (B) the Merger Consideration, subject to Section 2.06 (such amount, the “Company RSU Merger Consideration”). With respect to any Company RSU subject to performance-based vesting terms (each, a “Company PSU”), for purposes of this Section 2.05(b), the number of shares of Company Stock subject to such Company PSU as of the Effective Time shall be determined as the greater of (1) 100% of the target number of shares of Company Stock subject to such Company PSU as of the Effective Time and (2) the number of shares of Company Stock subject to such Company PSU as of the Effective Time that is eligible to be paid to the holder based on actual performance as determined at the Effective Time pursuant to the terms of the applicable Company Stock Plan and the award agreement entered into thereunder evidencing such Company PSU. Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than the second regular payroll date of the Surviving Corporation to occur after the Effective Time), provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Company RSU which immediately prior to such cancellation was a form of nonqualified deferred compensation plan subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code.

(c) Prior to the Effective Time, the Board of Directors of the Company (or, the appropriate committee thereof administering the applicable Company Stock Plan) shall take all actions necessary or desirable, including, without limitation, adopting such resolutions or taking action by written consent in lieu of a meeting and providing any required notices, to provide for the transactions contemplated by this Section 2.05. The Company shall take all actions necessary or desirable to provide that, following the Effective Time, no holder of any Company Stock Option or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof or any other right with respect to such Company Stock Option or Company RSU (other than the right, if any, to receive the In-the-Money Company Stock Option Consideration or the Company RSU Merger Consideration, as applicable, in accordance with this Section 2.05).

(d) The Company will continue to operate the ESPP in accordance with its terms for the only offering period in effect as of the date of this Agreement, which is scheduled to end on December 31, 2016 (the “Offering Period”). After the date of this Agreement, no new participants shall be permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new offering or purchase period shall commence under the ESPP. The Company shall take all actions necessary or desirable to (a) cause each then-outstanding purchase right under the ESPP to be exercised on the last trading day of the Offering Period at a purchase price per share determined in accordance with the ESPP, and (b) ensure that no new offering is commenced thereafter.

Section 2.06. Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent (including their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent (or their respective Affiliates and Representatives), as the case may be, withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and shall be paid over to the appropriate Taxing Authority.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company shall be amended at the Effective Time to read in their entirety as the articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation shall be “Mentor Graphics Corporation”) and as so amended shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation shall be “Mentor Graphics Corporation”) and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in the Company SEC Documents filed before the date of this Agreement (excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature), or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of approval of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company does not have in effect any “poison pills”, shareholder rights plans or agreements, or similar agreements.

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s shareholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, and approved the execution, delivery and performance of this Agreement and (subject to receipt of the Company Shareholder Approval) the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by the holders of Company Stock (such recommendation in the preceding clause (iii), the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Oregon pursuant to Oregon Law and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the NASDAQ, (e) filings with CFIUS and the other National Security Authorities (to the extent any such filings are required or advisable) and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws (or similar organizational or governing documents) of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law by the Company or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Stock and 1,200,000 shares of incentive stock, without par value, of the Company (“Company Incentive Stock”), with 20,000 shares of Company Incentive Stock being designated as “Series B Junior Participating Incentive Stock” (“Company Series B Incentive Stock”). As of 5:00 p.m., California time, on November 10, 2016 (the “Reference Time”), there were (i) 109,505,658 shares of Company Stock outstanding, (ii) an aggregate of 2,205,889 shares of Company Stock subject to outstanding Company Stock Options (excluding outstanding purchase rights under the ESPP for any offering period in effect at the Reference Time), (iii) an aggregate of 4,494,595 shares of Company Stock subject to outstanding Company RSUs, which number includes 751,473 shares of Company Stock subject to outstanding Company PSUs based on the maximum payout percentage for the Company PSUs, (iv) no shares of Company Incentive Stock outstanding and (v) no shares of Company Series B Incentive Stock outstanding. As of the Reference Time, an aggregate of 5,138,184 shares of Company Stock were reserved and available for issuance under the Company Stock Plans and an aggregate of 6,609,807 shares of Company Stock were reserved and available for issuance under the ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other ESPP will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. The Company has outstanding a series of 4% Convertible Subordinated Debentures due 2031 (the “Company Debentures”), which are convertible under certain circumstances into Company Stock.

(b) Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options or settlement of Company RSUs or Company PSUs outstanding on such date or issuances of Company Stock pursuant to the ESPP, the issuance of shares of Company Stock upon the conversion of Company Debentures or changes that occur following the date hereof and prior to the Closing that would not constitute a breach of Section 6.01(c), there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) compensatory equity or equity-linked interests, including any restricted shares, options, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting trusts or other agreements or understandings with respect to the voting of any Company Securities.

(c) The Company has made available to Parent a complete and correct list, as of the Reference Time, of each outstanding Company Stock Option and award of Company RSUs (including Company PSUs) (collectively, the “Company Equity Awards”), including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award, (iv) the exercise price or purchase price per share, if any, (v) the number of vested and unvested shares of Company Stock subject to such award, (vi) the expiration date, if any, and (vii) with respect to Company Stock Options, whether the option is intended to constitute an incentive stock option under Section 422 of the Code or a nonqualified stock option. Without limiting the generality of the foregoing, the Company has no outstanding unvested restricted stock.

(d) Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, except as set forth in Section 6.03(c) of the Company Disclosure Letter (which sets forth, to the knowledge of the Company, the owners thereof). There are no issued, reserved for issuance or outstanding and, with respect to clause (iii), no Subsidiary of the Company has at any time issued or granted, (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) compensatory equity or equity-linked interests, including any restricted shares, options, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 31, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or make any similar securities law filing with any analogous foreign Governmental Authority having jurisdiction over securities laws.

(c) As of its filing date (or, if amended or superseded by a filing after such date, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 31, 2015, the Company and its Subsidiaries have established and maintained a system of Internal Control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 31, 2015.

(g) Since January 31, 2015, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC or is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to comply in all materials respects with the requirements of the 1934 Act applicable thereto as of the date of such filing. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development or a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), 6.01(b)(ii), 6.01(e), 6.01(h), 6.01(l) or, to the extent applicable to such sections, 6.01(o).

(c) Since the date of this Agreement, there has not been any event, occurrence, development or a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders; Permits. (a) The Company and each of its Subsidiaries are in compliance with, and to the knowledge of the Company are not under investigation by any Governmental Authority with respect to, Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in effect all Permits which are material to the Company and its Subsidiaries taken as a whole, and necessary for it to lawfully conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company is, and for the past two (2) years has been, in compliance, in all material respects, with all statutory and regulatory requirements under all International Trade Laws and Regulations. The Company has not engaged in any transactions, or otherwise dealt directly or indirectly, with any person or entity with whom U.S. persons are prohibited from dealing under International Trade Laws and Regulations.

(d) Within the past two (2) years, the Company has not (i) received any written communication alleging that it is not in compliance with International Trade Laws and Regulations or (ii) made any voluntary disclosure with respect to a possible violation of International Trade Laws and Regulations to any Governmental Authority.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good and valid title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. (a) The Company and/or its Subsidiaries have valid title and the sole and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens).

(b) As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened in writing alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a material liability for or restriction on the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to result in, individually or in the aggregate, a material liability for the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) no Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) there has been no unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information that is material to the Company and its Subsidiaries, taken as a whole.

(e) Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP, and (ii) to the knowledge of the Company, none of the issued Registered IP owned by the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or in part.

(f) The Company and its Subsidiaries have taken commercially reasonable steps (i) to protect the trade secrets in the Company Owned IP, including by implementing commercially appropriate security controls, and by taking commercially reasonable measures to protect against reverse engineering and Viruses and (ii) to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary has furnished or disclosed source code for any Company Product to any Person, including any escrow agent, who is not an employee of Company or a Subsidiary, and neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available the source code for any of the Company Products to any escrow agent or other Person, including upon completion of the transaction contemplated hereunder. To the knowledge of the Company, none of the source code in the Source Code Licensed Products is used in any material respect in any of the other Company Products. The Source Code Licensed Products listed in Section 4.15(g)(B) of the Company Disclosure Letter have been licensed to customers in the ordinary course of business under non-exclusive licenses of Company Products that contain terms relating to ownership of derivative works and other improvements, confidentiality and restrictions on use that are no less favorable to the Company than the form of Source Code License posted to folder 1.3.1.5 of the electronic data room as of November 4, 2016.

(h) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any material portion of, or otherwise who would have any rights in or to, any material Company Owned IP, written assignments thereof substantially in the form of assignment posted to the electronic data room as of November 1, 2016.

(i) The Company and its Subsidiaries do not use and have not used Open Source Materials in any manner, e.g., by incorporating, bundling, aggregating or otherwise combining it with Company Products, or breaching any Open Source Material license terms, that (i) requires the disclosure or distribution in source code form of any Company Product, (ii) requires the licensing of any Company Product for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Product or (iv) creates, or purports to create, material obligations for Company and/or the Subsidiaries with respect to Company Owned IP. With respect to any Open Source Materials that are used or have been used by the Company and/or the Subsidiaries in or distributed with the Company Products, the Company and/or the Subsidiaries are and have been compliant with all license terms relating thereto, except as would not reasonably be expected to result in, individually or in the aggregate, material liability for the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any request to license, disclose or distribute Open Source Materials.

(j) None of the Company Owned IP was (i) with respect to patents, conceived or first actually reduced to practice in performance of a Government Contract and funded by a Governmental Authority, or (ii) with respect to “technical data” and “computer software,” as those terms are defined by Federal Acquisition Regulation Parts 27 and 52 or Department of Defense Federal Acquisition Regulation Supplement Parts 227 and 252, subject to a Governmental Authority’s Unlimited Rights license.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, other than such Taxes that are being contested in good faith by appropriate proceedings.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any income or franchise Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or has any material liability pursuant to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than (i) pursuant to an agreement the only parties of which are the Company and/or its Subsidiaries or (ii) pursuant to a commercial contract the primary subject of which is not Taxes.

(g) The Company and each of its Subsidiaries has complied with all applicable transfer pricing laws in all material respects, including with respect to the preparation and retention of documentation required to be prepared or retained in accordance with such laws.

(h) No ruling with respect to Taxes has been requested or received from any Governmental Authority with respect to the Company or any of its Subsidiaries and no binding agreement with respect to Taxes has been entered into with any Governmental Authority.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Except as would not result in material liability to the Company or any of its Subsidiaries, no compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any Subsidiary thereof as a result of the operation of Section 409A of the Code.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(l) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary thereof is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Employee Plan, and whether the Employee Plan is a US Plan or an International Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and whether or not a US Plan or an International Plan and each other material employment, severance or other Contract, plan, practice, program, agreement, arrangement or policy providing for compensation, benefits, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, change in control, retention, severance or termination benefits, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), health, dental, vision, life or medical benefits, employee assistance program, cafeteria, flex spending, disability or sick leave benefits, post-employment or retirement benefits (including compensation, pension, savings, health, medical or life insurance benefits) or other welfare fringe benefits or similar plan program or agreement, in any case, which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or obligation (contingent or fixed), other than any plan, policy, program, arrangement or understanding mandated by Applicable Law. Copies of the Employee Plans (and, if applicable, related administrative service agreements and insurance policies), including the plan documents and all amendments thereto, have been made available to Parent together with, if any, the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, and the most recent actuarial reports and all financial statements (if applicable) relating to such plan. Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any obligation to adopt or enter into any additional Employee Plan or to amend or terminate any existing Employee Plan.

(b) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or has any liability or obligation (contingent or fixed) with respect to, any employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by the Company or any Subsidiary thereof.

(c) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates contributes to, or has in the past six (6) years contributed to, or has any liability or obligation (contingent or fixed) with respect to (i) any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, within the meaning of Section 413(c) of the Code, or (iii) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no facts or circumstances exist which would reasonably be expected to adversely affect the qualified status of any such plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such US Plan and any pending application for such a determination letter.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each US Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, statutes, Orders, rules and regulations including ERISA and the Code, in any case, which are applicable to such US Plan.

(f) Except as required by Applicable Law or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a termination of service, to the extent such other event alone would not by itself trigger such benefit) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or any other compensation or benefits, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(g) Neither the Company nor any of its Subsidiaries has any liability (under an Employee Plan or otherwise) in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or other service providers of the Company or its Subsidiaries (or any dependents of the foregoing) except (i) benefits in the nature of severance pay with respect to the Employee Plans identified on Section 4.17(a) of the Company Disclosure Letter, (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law for which the service provider pays the full cost of such coverage or benefits, or (iii) coverage or benefits as required under any International Plan.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no action, suit, investigation, audit or proceeding pending against, by or on behalf of or, to the knowledge of the Company, threatened against, by or on behalf of any Employee Plan, whether the Employee Plan is a US Plan or an International Plan, or the assets, fiduciaries or administrators thereof, with respect to such Employee Plan (whether before any Governmental Authority or otherwise), other than routine claims for benefits. Except as would not result in material liability to the Company or any of its Subsidiaries, with respect to each Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable law, and (iii) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

(i) Except as would not result in material liability to the Company or any of its Subsidiaries, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Employee Plan and all Applicable Laws.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (i) each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, applicable statutes, Orders, rules and regulations (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended so to qualify) and in good standing with applicable regulatory authorities and (ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions.

(k) Each Company Equity Award was granted, in all material respects, in accordance with the terms of the applicable Company Stock Plan and all Applicable Laws including, without limitation, all applicable securities laws, and was authorized no later than the applicable date of grant by all necessary corporation action. Each Company Stock Option has an exercise price that is no less than the fair market value of the shares underlying such Company Stock Option as of the applicable date of grant.

(l) Neither the Company nor any of its Subsidiaries is or has at any time been the employer, or connected with or an associate of (as those terms are used in the UK Pensions Act 2004) the employer in a UK defined benefit pension plan.

Section 4.18. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is, or during the last three (3) years has been, a party to any collective bargaining agreement or similar agreement with a labor union or organization with respect to employees based in the United States. Section 4.18(a) of the Company Disclosure letter sets forth a true and complete list of, and the Company has provided Parent with a true and complete copy of, each collective bargaining agreement or similar agreement with a labor union, works council or similar organization with respect to employees of the Company or any Subsidiary thereof based outside of the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Except as would not result in material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance in all respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as employees, independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act.

(c) Except as would not result in material liability to the Company or any of its Subsidiaries, within the past three years, neither the Company nor its Subsidiaries has engaged in or effected any “mass layoff” or “plant closing” (in each case, within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), or any similar action which would require notice under the WARN Act or any state Applicable Law of similar effect.

(d) Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has been party to a transaction to which the ARD applied.

Section 4.19. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.20. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) (x) no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person in writing that, in each case, alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) there is no judgment, decree, injunction or order of any Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries;

(ii) the Company and its Subsidiaries are and, since January 31, 2014, have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) to the knowledge of the Company, there has been no Release of any Hazardous Substance arising from or relating to the business and operations of the Company or any of its Subsidiaries that has resulted in any obligation of the Company or any of its Subsidiaries to conduct, or incur costs relating to, any remedial action under or pursuant to any Environmental Law.

Section 4.21. Material Contracts. (a) Except for this Agreement, any Employee Plans and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, and except as provided in this Section 4.21(a), to the extent that any such Contract is to be performed in whole or in part or is a Contract under which the Company or its Subsidiaries has any material rights or obligations after the date hereof:

(i) each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provides for, or would be reasonably expected to result in, unique booking transactions to the Company of $3,000,000 or more during the period comprised of (x) the Company’s fiscal year ended January 31, 2016 and (y) the Company’s current fiscal year through October 31, 2016 or (B) provides for, or would be reasonably expected to result in, aggregate payments to the Company or any of its Subsidiaries after the date hereof of $10,000,000 or more;

(ii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for or resulted in payments by the Company of $3,000,000 or more during the period comprised of (x) the Company’s fiscal year ended January 31, 2016 and (y) the Company’s current fiscal year through October 31, 2016 or (B) provides for or would reasonably be expected to result in aggregate payments by the Company after the date hereof of $10,000,000 or more;

(iii) each Contract with a Major Customer or a Major Supplier;

(iv) each Contract relating to the development, acquisition, disposition, licensing or use of any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, or that involved payment (or would reasonably be expected to involve payment) by the Company or any of its Subsidiaries of more than $500,000 in the Company’s fiscal year ended January 31, 2016, fiscal year ended January 31, 2015 or fiscal year commencing February 1, 2016 (and any related maintenance and support agreements) other than “commercially available off-the-shelf” licenses;

(v) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, in any case other than any customary permitted use restrictions in any leases, or (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(vi) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries has granted or has been granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice), except for such licenses that are not material to the Company and its Subsidiaries, taken as a whole;

(viii) each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $3,000,000 or (B) between or among any of the Company and its Subsidiaries;

(ix) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a Lien on any properties or other assets of the Company or any of its Subsidiaries having an aggregate value in excess of $1,000,000, other than any Permitted Liens;

(x) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(xi) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,500,000 (including, if applicable, the maximum amount of any contingent consideration), except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(xii) each partnership, joint venture or other similar Contract or arrangement involving the Company or any of its Subsidiaries;

(xiii) each Contract entered into in connection with the settlement or other resolution of any action or proceeding (a) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (b) that involved or would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $1,500,000 on or after January 31, 2015;

(xiv) each collective bargaining agreement, works council agreement and similar labor agreement; and

(xv) each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Contract disclosed in Section 4.21(a) of the Company Disclosure Letter or required to be disclosed pursuant to Section 4.21(a) (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew, in whole or in part, any Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) True and correct copies of each Material Contract and any amendments or modifications thereto have been filed with the SEC or made available by the Company to Parent.

Section 4.22. Customers and Suppliers. Section 4.22(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate booking transactions recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate invoices made to the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016) (each, a “Major Supplier”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.23. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws. (a) Since January 31, 2011, the Company and its Subsidiaries, and to the Company’s knowledge, all Person’s acting on behalf of the Company or any of its Subsidiaries, have materially complied with the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and other anti-corruption laws applicable to the Company or its Subsidiaries (collectively, “Anti-corruption Laws”).

(b) Since January 31, 2011, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any Person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a Person in his or her official capacity, (ii) for the purpose of improperly inducing a Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any Person, in any such case where such action would violate in any material respect any Anti-corruption Laws.

(c) To the Company’s knowledge, there are no material violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Authority, or pending litigation related to Anti-corruption Laws, involving the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have instituted an anti-corruption compliance program designed to achieve compliance with Anti-corruption Laws.

Section 4.24. Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of shares of Company Stock (other than, to the extent applicable, the Company, Parent and their respective wholly owned Subsidiaries) in the Merger is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

Section 4.26. Antitakeover Statutes. The Company is not subject to the Oregon Control Share Act, Sections 60.801 to 60.813 of Oregon Law. The Company is not governed by the Oregon statutes relating to business combinations with interested shareholders, Sections 60.825 to 60.845 of Oregon Law.

Section 4.27. Government Contracts. (a)(i) Neither the Company nor its Subsidiaries is in material breach or default of any Government Contract; (ii) each of the Company and its Subsidiaries is in compliance in all material respects with Applicable Law, including the Federal Acquisition Regulation, the Cost Accounting Standards, the Truth in Negotiations Act and the Anti-Kickback Act, where and as applicable to each Government Contract; and (iii) to the knowledge of the Company, there are no outstanding material disputes between the Company or any Subsidiary, on the one hand, and any Governmental Authority, prime contractor, or subcontractor, on the other hand, arising under any Government Contract.

(b) Except as would not reasonably be expected to be material to the Company or its Subsidiaries, during the previous three (3) years from the date hereof: (i) neither the Company nor any of its Subsidiaries nor any of their respective current directors, current officers, or, to the knowledge of the Company, current employees is suspended or debarred, or proposed for debarment or suspension from government contracting; (ii) no Governmental Authority, prime contractor, subcontractor, or other person has notified the Company or any of its Subsidiaries, as applicable, in writing or, to the knowledge of the Company, orally of any material breach or violation of any Applicable Law that remains unresolved and pertains to any Government Contract; (iii) neither the Company nor any of its Subsidiaries has received any written notice of termination for default, cure notice, or show cause notice that pertains to any Government Contract; (iv) neither the Company nor any of its Subsidiaries has received any written notice of any audits or investigations by any Governmental Authority that remains unresolved and pertains to a Government Contract (other than in the ordinary course of business, including such routine audits by the DCAA and the United States Office of Federal Contract Compliance Programs); and (v) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or violation of Applicable Law arising under or relating to any Government Contract.

Section 4.28. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledge the foregoing. Neither the Company nor any other Person will have or be subject to any liability to Parent or Merger Subsidiary, or any other Person resulting from the distribution to the Parent or any of its Affiliates or Representatives, or the Parent’s (or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Company or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power. (a) Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b) Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Parent, as sole shareholder of Merger Subsidiary, has approved this Agreement. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Oregon and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of the NASDAQ, (e) filings with CFIUS and the other National Security Authorities (to the extent any such filings are required or advisable) and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC or is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Financing. Parent has, and as of the Effective Time shall have, and shall have at all times between the date hereof and the Effective Time, sufficient funds available to fully fund all of Parent’s and Merger Subsidiary’s obligations under this Agreement, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement.

Section 5.07. Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote or approve this Agreement, or agrees to vote against any Superior Proposal.

Section 5.08. Litigation. There are no actions pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary, and neither Parent nor Merger Subsidiary nor any of its Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary.

Section 5.09. Ownership of Company Securities. Parent and its Affiliates do not “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act) any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.10. No Vote of Parent Shareholders. No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable

Law, the articles of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. For purposes of this Section 5.10, “Parent” also includes the equity holders of, or parent company of, Parent.

Section 5.11. Finders’ Fees. Except for BNP Paribas SA, Deutsche Bank AG and J.P. Morgan Limited, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Affiliates who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.12. Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

Section 5.13. No Additional Representations. Except for the representations and warranties made by Parent and Merger Subsidiary in this Article 5, neither Parent nor Merger Subsidiary nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE 6

Covenants of the Company

Section 6.01. Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Effective Time, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend the articles of incorporation or bylaws of the Company or (ii) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) the Company’s ordinary course cash quarterly dividends to holders of Company Stock in a per share of Company Stock amount no greater than the Company’s dividend declared on August 18, 2016, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to Company Equity Awards granted pursuant to the Company Stock Plans, and (C) to the extent permitted by Section 6.01(c), as required by any Employee Plan as in effect on the date of this Agreement;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of, or authorize the issuance, deliverance, sale, grant, pledge, transfer, subjection to any Lien (other than Permitted Liens), encumbrance or disposition of, any Company Securities or Company Subsidiary Securities, or grant any Company Equity Awards (or other equity or equity-linked incentive awards), other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, (B) the issuance of shares of Company Stock as required by the ESPP as in effect on the date of this Agreement, (C) any shares of Company Stock upon the conversion of any Company Debentures and (D) any Company Subsidiary Securities to the Company or any wholly-owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $3,000,000 individually or $10,000,000 in the aggregate for each fiscal quarterly period;

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company that does not give rise to any material costs or other adverse consequences to the Company or its Subsidiaries);

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease, directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, interests or businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $10,000,000 for each fiscal quarterly period;

(g) (i) sell, lease, license, exchange, swap or otherwise transfer or dispose of or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $5,000,000 for each fiscal quarterly period or (ii) sell or exclusively license any of the material Company Owned IP, other than, in each of clauses (i) and (ii), (x) pursuant to existing Contracts or commitments that have been disclosed to Parent prior to the date of this Agreement or (y) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(h) (i) repurchase, prepay, assume, guarantee, incur or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) accounts payable in the ordinary course of business consistent with past practice or (C) indebtedness for borrowed money not exceeding $10,000,000 for each fiscal quarterly period), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(i) enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or enter into, modify or amend any Contract so as to require disclosure of such Contract pursuant to Section 4.21(a)(vi);

(j) except (w) as required by the terms of any Employee Plan as in effect on the date of this Agreement, (x) as required by Applicable Law, or (y) as disclosed on Section 6.01(j) of the Company Disclosure Letter: (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement, other than the hiring of any non-officer employees in the ordinary course of business with total compensation not exceeding $300,000 individually at a “director” level (Grade 11 employees who report to any Vice President) or below, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits (including severance benefits) except as may be required pursuant to Contracts in effect on the date hereof, (iii) make any Person a participant in or party to any severance plan or arrangement or grant or agree to provide to any Person severance, change of control or retention compensation or benefits, or (iv) establish, adopt, enter into or amend any Employee Plan (other than entering into offer letters that contemplate “at will” employment and do not provide for retention, change in control, severance or termination benefits) or collective bargaining agreement; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into employment agreements with newly hired employees on terms and conditions substantially similar to those of similarly-situated employees, or from entering into employment agreements with employees in the context of promotions based on job performance or workplace requirements on terms and conditions substantially similar with those of similarly situated employees;

(k) make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(l) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $1,500,000 in any individual case, other than as required by their terms as in effect on the date of this Agreement and other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $1,500,000 in any individual case;

(m) make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, compromise or surrender any material Tax refund or credit, change any material method of Tax accounting, in each case other than as required by Law;

(n) (i) modify, amend, terminate or waive any material rights under any Material Contract, other than in the ordinary course consistent with past practice, or (ii) enter into any contract that, if in effect on the date hereof, would have constituted a Material Contract, other than in the ordinary course consistent with past practice; or

(o) agree, authorize or commit to do any of the foregoing.

Section 6.02. Company Shareholder Meeting. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Shareholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (B) use its reasonable best efforts to obtain the Company Shareholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03. Acquisition Proposals. (a) Subject to Sections 6.03(b), 6.03(c), 6.03(d) and 6.03(f), (i) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of the directors of the Company, the senior executive officers of the Company, or any investment bankers, attorneys, accountants or other advisors retained by the Company or its Subsidiaries (collectively, “Company Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to the Company or any of its Subsidiaries to, any Third Party with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) except as otherwise provided in this Section 6.03, the Board of Directors of the Company shall not fail to make, and shall not withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, neither (1) the determination by the Board of Directors in accordance with this Section 6.03 that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company of the notice required by Section 6.03(f) shall, in and of itself, constitute an Adverse Recommendation Change. The Company shall immediately cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal and reasonably promptly after the date hereof terminate access to any Third Party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this

Agreement. The Company and its Subsidiaries shall not release any Third Party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party except, with respect to clause (x), (A) to the extent that prior to the receipt of the Company Shareholder Approval the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law or (B) to the extent that any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party includes a “fall-away” or other similar provision that causes such standstill provision to be released, waived, modified or amended as a result of the Company entering into this Agreement in and of itself.

(b) Notwithstanding Section 6.03(a), if at any time prior to the receipt of the Company Shareholder Approval, the Company or any of the Company Representatives has received an unsolicited written, bona fide Acquisition Proposal from any Third Party that did not result from a material breach of Section 6.03 and that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal, then the Company, directly or indirectly through the Company Representatives, may on the terms provided in this Section 6.03 (i) engage in negotiations or discussions with such Third Party and its Representatives related to such written Acquisition Proposal and (ii) furnish to such Third Party or its Representatives non-public information and access relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, the Company shall make available to Parent any material non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to Parent.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Shareholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the Board of Directors of the Company may, at any time prior to the receipt of the Company Shareholder Approval, make an Adverse Recommendation Change in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole that (A) does not involve or relate to an Acquisition Proposal or to Parent or any of its Affiliates or its or their respective Representatives and (B) (i) is not known and was not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof or (ii) the consequences of which were not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof; provided that in each case: (x) the Company provides Parent three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include reasonable detail with respect to any such facts, events, changes, developments or set of circumstances underlying such action; (y) during such three (3) Business Day period described in clause (x), the Company considers in good faith and discusses with Parent and its Representatives (if Parent desires to discuss) any adjustments or modifications to the terms of this Agreement; and (z) at the end of the three (3) Business Day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed in writing by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law. The Company shall notify Parent in writing within one (1) Business Day after any Adverse Recommendation Change.

(d) In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; or (ii) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law) provided, that in the case of the foregoing clauses (i) or (ii), any such action taken or statement made that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 6.03.

(e) The Company shall (i) notify Parent orally and in writing promptly (but in no event later than forty-eight (48) hours) after receipt by the Company of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal and (ii) keep Parent reasonably informed promptly (but in no event later than forty-eight (48) hours) after any material developments, discussions or negotiations regarding any Acquisition Proposal and shall provide to Parent promptly (but in no event later than forty-eight (48) hours) after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Shareholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a material breach of Section 6.03, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i) (provided that, substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal (a “Company Acquisition Agreement”)); provided, that, prior to taking any such action the Company has complied in all material respects with this Section 6.03(f). Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 10.01(d)(i)) pursuant to this Section 6.03(f) in response to an Acquisition Proposal, unless (i) the Company promptly notifies Parent in writing, at least three (3) Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition

Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal (it being understood that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the initial three (3) Business Day period shall be extended for an additional two (2) Business Days after notification of such material revision or material amendment in accordance with Section 6.03(e) and this Section 6.03(f) to Parent) and (ii) the Board of Directors of the Company (A) shall have considered in good faith and discussed with Parent (if Parent desires to discuss) any adjustments or modifications to this Agreement proposed Parent and (B) shall have determined in good faith, at the end of the period set forth in clause (i) and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if any adjustments or modifications to the terms of this Agreement proposed in writing by Parent were to be given effect.

(g) The Board of Directors of the Company shall reaffirm publicly the Company Board Recommendation to the Company’s shareholders within ten (10) Business Days of Parent’s written request to do so, made at any time that an Acquisition Proposal has been made to the Company, has been publicly announced and is pending; provided that Parent shall be entitled to make such a written request for reaffirmation, and the Board of Directors of the Company shall only be required to make such reaffirmation, on only one occasion with respect to any one Acquisition Proposal (with each material revision or material amendment to the price or terms of such Acquisition Proposal triggering one additional Parent right to request reaffirmation).

(h) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement may contain a less restrictive or no standstill restrictions, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii) “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or at least a majority of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all legal, regulatory and other aspects of the proposal), is more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account any written proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(f)).

Section 6.04. Access to Information. From the date hereof until the Effective Time, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, during normal business hours (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, contracts, commitments, books and records of the Company and its Subsidiaries, including any report, schedule or other document filed or received by the Company or its Subsidiaries pursuant to the requirements of Applicable Law, and (b) instruct its and its Subsidiaries’ employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that Parent will not be permitted to conduct any environmental sampling or analysis. Any access pursuant to this Section shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company.

Section 6.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the articles of incorporation of the Company, the bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreement containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and, for a period of six (6) years, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person; provided, however, that all rights to indemnification in respect of any Claim pending or asserted within such period shall continue until the disposition of such Claim.

(b) For six (6) years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Oregon Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium per annum payable for such “tail” insurance policy shall not exceed 300% of the amount per annum the Company paid in its last annual term of such policy (which amount is set forth in Section 7.02(c) of the Company Disclosure Letter) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.02 (including this Section 7.02(d)).

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the articles of incorporation and bylaws of the Company or any of its Subsidiaries, under Oregon Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person (who shall be a third party beneficiary of this Section 7.02). The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.02.

Section 7.03. Employee Matters. (a) With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue in employment in the U.S. with Parent or one of its Subsidiaries (including, following the Closing, the Surviving Corporation) (“U.S. Company Employees”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable U.S. Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall, or shall cause the Surviving Corporation to, for so long as a U.S. Company Employee is employed or engaged by Parent, the Surviving Corporation or any of their Affiliates, provide base salary compensation and employee retirement, health, welfare and severance benefits (excluding any defined-benefit pensions, change in control benefits, retention benefits, incentive compensation and equity compensation) to such U.S. Company Employee that, taken as a whole, are no less favorable in the aggregate to the U.S. Company Employee than the base salary compensation and employee retirement, health, welfare and severance benefits (excluding any defined-benefit pensions, change in control benefits, retention benefits, incentive compensation and equity compensation) provided to the U.S. Company Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 7.03(a), at the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all of the Company’s employment, severance and change in control agreements, in each case, in accordance with their respective terms, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee to the extent required under the terms of the applicable agreement.

(c) With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates with respect to U.S. Company Employees (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each U.S. Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving

Corporation or their Affiliates to the extent such service was recognized under the corresponding Employee Plan in which such U.S. Company Employee participated prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan (whether or not tax-qualified), supplemental retirement plan or similar plan or arrangement.

(d) Parent shall use commercially reasonable efforts to waive, or to cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent, the Surviving Corporation or any of their Affiliates in which any U.S. Company Employee (or the dependents of any eligible employee) participates from and after the Effective Time, to the extent such limitations, exclusions, requirements and waiting periods would have been waived or were otherwise not applicable under the corresponding Employee Plan prior to the Closing. Parent shall use commercially reasonable efforts to recognize, or to cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all payments by each U.S. Company Employee (and his or her eligible dependents) under any applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such U.S. Company Employee participates from and after the Effective Time, to the extent that such payments would have been recognized for such purposes under the corresponding Employee Plan prior to the Closing.

(e) Without limiting the generality of Section 11.06, nothing in this Section 7.03 shall, or shall be construed so as to, (i) create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any dependent or beneficiary thereof, (ii) create any right to continued employment or other service with Parent, Company, the Surviving Corporation or any of their Affiliates, (iii) modify or amend the provisions of an Employee Plan or require Parent or any of its Affiliates to adopt or maintain, or restrict Parent or any of its Affiliates from terminating, employee benefit plan or arrangement of Parent or any of its Affiliates, (iv) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee or other service provider of the Company or any Subsidiary thereof at any time following the Closing, or to change any terms and conditions of the employment or other service of such service providers at any time following the Closing, or (v) create any third-party rights in any such current or former service provider of the Company or any Subsidiary thereof (or any beneficiary or dependent thereof).

Section 7.04. No Impeding Actions. Each of Parent and Merger Subsidiary agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement.

Section 7.05. Parent Owned Shares. To the extent Parent or its Affiliates owns any shares of Company Stock, Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by Parent or any of its Affiliates in favor of approval of this Agreement at the Company Shareholder Meeting.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01. Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall, and shall cause their respective Affiliates to, cooperate with each other and use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (a) the obtaining of all necessary consents, approvals or waivers from Third Parties, (b) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (c) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (d) defending or contesting (including through litigation on the merits) any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (e) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall Parent, the Company or any of their Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) In furtherance and not in limitation of the foregoing, Parent and the Company shall, and shall cause their respective Affiliates to, (1) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date hereof) and (ii) other appropriate filings necessary pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the “Antitrust Laws”) as promptly as practicable, in each case with respect to the transactions contemplated hereby, (2) comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (3) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. In furtherance and not in limitation of the foregoing, as promptly as reasonably practicable following the date of this Agreement, Parent and Company shall (x) submit a draft joint voluntary notice to CFIUS and (y) submit a final joint voluntary notice to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended. Each of Parent and the Company shall respond to any request for information from CFIUS in the timeframe set forth in the CFIUS regulations, 31 C.F.R. Part 800; provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to 31 CFR § 800.403(3) to respond to CFIUS requests for follow-up information, provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice filed by the parties or modifies the time for completion of the CFIUS review or investigation. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall as promptly as practicable inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction except such written communications conveying the “personal identifier information” required under 31 CFR § 800.402(c)(6)(vi)(B). No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws or Regulatory Laws. Notwithstanding anything in the foregoing to the contrary, any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis (counsel to include outside counsel and relevant in-house counsel handling proceedings under any Antitrust Laws or Regulatory Laws) if allowed or required under Applicable Law, and further, either party may in good faith reasonably withhold from disclosure to the other party privileged or classified information, and sensitive personal data.

(c) Notwithstanding anything herein to the contrary: (i) Parent shall take, and shall cause its Affiliates to take, any and all action necessary, including but not limited to (A) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Affiliates; (B) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Affiliates; (C) terminating any venture or other arrangement; (D) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Affiliates, (E) agreeing to mitigation measures regarding post-closing operations of the Company or its Affiliates required by the National Security Authorities or (F) effectuating any other change or restructuring of the Company or Parent or their respective Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with: (x) the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”); (y) CFIUS, the President of the United States, the United States Department of Defense (including the Defense Security Services), the United States Department of State, the United States Department of Energy or the United States Department of Justice (collectively, the “National Security Authorities”, and, collectively with the Antitrust Authority, the “Regulatory Authorities”); or (z) all other Governmental Authorities; in connection with any of the foregoing (each a “Divestiture Action”)), and (ii) Company and its Subsidiaries shall, upon request by Parent, consent and/or agree as needed in order to effectuate a Divestiture Action to the extent such action relates to the Company or its Affiliates or its or their businesses or assets, in the case of each of clause (i) and (ii), to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (“Regulatory Prohibition”), or to ensure that no Regulatory Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger fails to do so, by the End Date; provided, however, that any action under this subparagraph (c), by Parent, the Company or their Affiliates is not required unless conditioned upon consummation of the Merger. Further, Parent and the Company shall not take, and shall not permit their respective Affiliates to take, any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law or any Regulatory Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as promptly as practicable. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law or any Regulatory Law, Parent shall, and shall cause its Affiliates to, defend and contest (including through litigation on the merits), or otherwise resolve, the action (with the Company’s cooperation), and shall take all other actions necessary, including but not limited to any Divestiture Action, to allow the consummation of the transactions by the End Date. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take, and shall cause its Affiliates to take, as promptly as practicable any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation by the End Date. The Company shall cooperate with Parent and shall use its best efforts to assist Parent in resisting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and in negotiating and conducting any Divestiture Action. Without limiting the obligations set forth in this Section 8.01, Parent shall control and lead all actions, strategy and communications, and make all determinations as to the appropriate course of action and the timing of all actions and communications, with respect to Antitrust Laws, Regulatory Laws, Regulatory Authorities and all other related matters, including dealings with Regulatory Authorities and any Divestiture Actions or litigation under Antitrust Laws or Regulatory Laws; provided, however, that Parent shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law and Governmental Authority, (i) if practicable under the circumstances and without causing undue delay or impeding Parent’s ability to satisfy its obligations in this Section 8.01(c), consult with the Company in advance of any meeting, teleconference or other communication with such Governmental Authority and provide the Company with an opportunity to attend or participate in such meeting, teleconference or other communication, (ii) afford the Company an opportunity to review any written advocacy materials to be submitted to such Governmental Authority in advance of the submission thereof, and (iii) furnish the Company with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law. The Company shall not, without Parent’s prior written consent or request, communicate, offer, negotiate, or agree or bind itself or Parent, with any Regulatory Authority or other third party regarding any Divestiture Action. Notwithstanding anything to the contrary in this Agreement, the process for obtaining CFIUS approval shall be managed jointly by Parent and Company, Parent and Company shall jointly make all final determinations as to the appropriate course of action and all communications and filings (including, a withdrawal of submission) to and with CFIUS shall be jointly coordinated between Parent and Company. However, Parent shall make final determinations concerning agreements and undertakings to be entered into with CFIUS. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive CFIUS-related meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d) For purposes of this Agreement, “Regulatory Law” means the Defense Production Act of 1950, as amended, the International Traffic in Arms Regulations (“ITAR”), applicable requirements of the National Industrial Security Program, the Export Administration Regulations, the embargoes and restrictions administered by the United States Office of Foreign Assets Control and any Executive Orders of the President regarding embargoes and restrictions on trade with designated countries, entities and persons, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including any Applicable Laws related to antitrust, competition or trade regulation, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate the business or operations of the Company or its Subsidiaries or (iii) protect the national security or the national economy of any nation.

Section 8.02. Proxy Statement. As promptly as practicable following the date of this Agreement (and in any event the Company shall use its reasonable best efforts to cause such filing to occur no later than 20 Business Days after the date hereof), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing and to be mailed to its shareholders as promptly as practicable following clearance of the Proxy Statement by the SEC, and in any event within five Business Days after such clearance. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy

Statement, as so amended or supplemented, to be filed with SEC and mailed to its shareholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments or any requests for amendments or supplements, and advise Parent and its counsel of any oral comments or requests, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (c) consider in good faith any comments reasonably proposed by Parent and its counsel.

Section 8.03. Public Announcements. Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 8.06. Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by shareholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation and (iii) shall not settle any such litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) such settlement is expressly permitted by Section 8.06 of the Company Disclosure Letter or such settlement is solely for monetary damages and would be paid entirely from proceeds of insurance (except for any applicable deductible) and (c) such settlement includes an express, complete and unconditional release of the Company and its Subsidiaries and, to the extent such parties are named in such litigation, Parent, its Subsidiaries, and each of their respective directors, officers, employees and agents with respect to all claims asserted in such litigation, to the extent applicable.

Section 8.07. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.08. Company Debentures. (a) The Company shall use commercially reasonable efforts to provide, or shall use commercially reasonable efforts to cause to be provided, in accordance with the applicable provisions of the Indenture dated as of April 11, 2011, between Wilmington Trust Company, as trustee, and the Company (the “Indenture”) under which were issued the Company Debentures to the trustee under the Indenture and to each Debentureholder (as defined in the Indenture), any notices and announcements required by the Indenture to be delivered prior to the Effective Time in connection with the Merger and the other transactions contemplated by this Agreement.

(b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture in connection with the Merger and the other transactions contemplated by this Agreement.

(c) The Company or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to take all such further action as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Merger and the other transactions contemplated by this Agreement, including (i) delivery of any officers’ certificates and opinions of counsel required by each the Indenture, (ii) conducting any offer required under the Indenture to repurchase Company Debentures issued thereunder, and (iii) taking any such other actions required in connection with clauses (i) and (ii).

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Oregon Law;

(b) no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger;

(c) all approvals and the expirations or terminations of waiting periods (including any extensions thereof) necessary under the HSR Act and the specified Antitrust Laws of the jurisdictions listed in Section 9.01(c) of the Company Disclosure Letter shall have been obtained or shall have occurred, as applicable; and

(d) the CFIUS Clearance shall have been obtained. For the purposes of this Agreement, “CFIUS Clearance” means Parent and the Company shall have received (a) written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by this Agreement has concluded; and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, and advised that action under said Section 721, and any investigation related thereto, has concluded with respect to such transaction; (b) CFIUS has concluded that the transaction is not a covered transaction and not subject to review under Applicable Law; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

Section 9.02. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Subsidiary (other than Section 5.01(a) (first sentence) and Section 5.02) set forth herein that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Parent and Merger Subsidiary (other than Section 5.01(a) (first sentence) and Section 5.02) set forth herein that are not qualified by a “Parent Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date)

except where the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, and (iii) the representations and warranties of the Company set forth in Section 5.01(a)(first sentence) and Section 5.02 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date);

(b) Each of Parent and Merger Subsidiary shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 9.02(a) and 9.02(b) have been satisfied.

Section 9.03. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are further subject to the fulfillment of the following conditions:

(a) (i) the representations and warranties of the Company (other than Section 4.01(a) (first sentence), Section 4.02, Section 4.05(a) and Section 4.05(b)) set forth herein that are qualified by a “Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than Section 4.01(a) (first sentence), Section 4.02, Section 4.05(a), Section 4.05(b)) set forth herein that are not qualified by a “Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), disregarding for these purposes any references to “material” or similar materiality qualifiers therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect on the Company, (iii) the representations and warranties of the Company set forth in Section 4.01(a)(first sentence) and Section 4.02 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) and (iv) the representations and warranties of the Company set forth in Section 4.05(a) and Section 4.05(b) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) except for inaccuracies that individually or in the aggregate are de minimis;

(b) the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) the Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 9.03(a) and 9.03(b) have been satisfied.

Section 9.04. Frustration of Closing Conditions. Neither Parent nor Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.01.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time has not occurred on or before the date that is 360 days after the date hereof (as such date may be extended pursuant to Section 11.13 or the immediately following proviso, the “End Date”); provided, however, that (1) if on such 360th day the conditions in Article 9 shall not have been satisfied or waived, then the End Date shall be extended one time by an additional 90 days (and in such event such 90th day after the 360th day shall be the “End Date”) and (2) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in the failure of the Effective Time to occur on or before the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; or

(iii) if any Restraint shall be in effect, or a decision shall have been issued or promulgated by CFIUS or the President of the United States, in either case, permanently enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable or such decision has become final; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to any party unless it is in material compliance with its obligations under Section 8.01 (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(c) by Parent, if:

(i) the Board of Directors of the Company has (A) failed (1) to make the Company Board Recommendation, (2) at all times (after filing the preliminary Proxy Statement) to include the Company Board Recommendation in the Proxy Statement or (3) to publicly reaffirm the Company Board Recommendation in accordance with Section 6.03(g), or (B) effected an Adverse Recommendation Change, whether or not permitted by the terms of this Agreement; or

(ii) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.03(a) or 9.03(b) and (B) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) and the basis for such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent or Merger Subsidiary is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 9.02(a) or 9.02(b); or

(d) by the Company, if:

(i) prior to receipt of the Company Shareholder Approval and substantially concurrently with such termination, the Company enters into a Company Acquisition Agreement in accordance with Section 6.03(f); or

(ii) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.02(a) or Section 9.02(b) and (B) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and the basis for such termination (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 9.03(a) or Section 9.03(b)).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13, the Confidentiality Agreement and the Joint Defense Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent or Merger Subsidiary, to:

Siemens Industry, Inc.

100 Technology Way

Alpharetta, Georgia 30005

Attention: Lisa Greene, General Counsel

Facsimile No.: (770) 740-2594

Email: lisa.greene@siemens.com

with a copy to (which shall not constitute notice):

Siemens Aktiengesellschaft

CD MAP PCM

St-Martin-Straße 76

81541 Muenchen

Germany

Attention: Mr. Roland Meinzer

Facsimile No: +49 (89) 636-32108

Email: roland.meinzer@siemens.com

and with a copy to (which shall not constitute notice) its outside counsel:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: M. Adel Aslani-Far, Esq.; Eli G. Hunt, Esq.

Facsimile No.: (212) 751-4864

Email: adel.aslanifar@lw.com; eli.hunt@lw.com

if to the Company, to:

Mentor Graphics Corporation

8005 S.W. Boekman Road

Wilsonville, OR 97070-7777

Attention: Dean Freed, Esq.

Facsimile No.: (503) 685-1485

Email: dean_freed@mentor.com

with a copy to (which shall not constitute notice) its outside counsel:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Attention: Paul S. Scrivano, Esq.

Facsimile No.: (415) 984-8701

Email: pscrivano@omm.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient.

Section 11.02. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (x) following the receipt of the Company Shareholder Approval, there shall be no amendment or waiver that decreases or changes the form of the Merger Consideration and (y) after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the shareholders of the Company without such approval having been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $134,450,000 (the “Termination Fee”) to Parent in immediately available funds within two (2) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Termination Fee to Parent in immediately available funds substantially concurrently with such termination.

(iii) If (A) after the date of this Agreement, an Acquisition Proposal shall have been publicly made or announced (and such Acquisition Proposal is not withdrawn on or prior to the date that is five (5) Business Days prior to the date of the Company Shareholder Meeting), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(ii) or by Parent pursuant to Section 10.01(c)(ii) and (C) (x) concurrently with or up to the date that is six (6) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or (y) after the date that is six (6) months after such termination and up to the date that is twelve (12) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal which is thereafter consummated, then the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds substantially concurrently with, in the cause of clause (x) above, its entry into such definitive agreement and, in the case of clause (y) above, the consummation of such Acquisition Proposal. For purposes of this Section 11.04(b)(iii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv) In no event shall the Company be required to pay the Termination Fee on more than one occasion. Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be reasonably apparent. The Company Disclosure Letter is incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7.02 and except for Sections 2.02, 2.03 and 2.05 (which shall be enforceable, after the Closing, by holders of Company Stock, Company Stock Options, Company RSUs and Company PSUs), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly-owned Subsidiaries at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State (provided, however, that the Merger, the fiduciary duties of the Board of Directors of the Company and the internal corporate affairs of the Company shall in each case be governed by Oregon Law).

Section 11.08. Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11. Entire Agreement; No Other Representations and Warranties. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement and the Joint Defense Agreement dated as of October 26, 2016, among the Company, Siemens Aktiengesellschaft and the other parties thereto (the “Joint Defense Agreement”), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b) Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

(c) Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
	Name:	Dean Freed
	Title:	Vice President, Secretary & General Counsel

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIEMENS INDUSTRY, INC.

By:	/s/ Karl-Heinz Seibert
Name: Karl-Heinz Seibert
Title: Corporate Vice President

By:	/s/ Anton Steiger
Name: Anton Steiger
Title: Chief Counsel Corporate M&A

MEADOWLARK SUBSIDIARY CORPORATION

By:	/s/ Karl-Heinz Seibert
Name: Karl-Heinz Seibert
Title: Corporate Vice President

By:	/s/ Anton Steiger
Name: Anton Steiger
Title: Chief Counsel Corporate M&A

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Support Agreement

[See attached]